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                                                                    Exhibit 4(j)

                    WESTERN-SOUTHERN LIFE ASSURANCE COMPANY

                              ADDITIONAL WAIVER OF
                            SURRENDER CHARGES RIDER

ADDITIONAL TIMES WHEN SURRENDER CHARGES WILL BE WAIVED

     In addition to those situations set forth in the Contract, the surrender charge will not apply if the Owner or the Annuitant is confined to a Long Term Care Facility or Hospital and has been so confined for at least 30 days.

DEFINITIONS

     "Confined" means necessarily confined as an inpatient. To be covered, confinement must commence while this Contract is in force and be required by sickness or injury. Such confinement must have been upon the recommendation of a physician.

     "Injury" means accidental bodily injury which is sustained while this Contract is in force.

     "Sickness" means sickness or disease which first manifests itself while this Contract is in force.

     "Immediate Family" means an individual's spouse, child, parent, brother or sister.

     "Inpatient" means a person who is confined in a Hospital or Long Term Care Facility as a resident patient and for whom a charge of at least one day's room and board is made by the Hospital or Long Term Care Facility.

     "Physician" means a duly licensed physician. It does not include the owner or the annuitant or the Owner's or the Annuitant's Immediate Family.

     "Long Term Care Facility" means a state licensed Skilled Nursing Facility or Intermediate Care Facility. Long Term Care Facility does not mean: A Hospital; a place that primarily treats drug addicts or alcoholics; a home for the aged or mentally ill, a community living center, or a place that primarily provides domiciliary, residency or retirement care; or a place owned or operated by the Owner or the Annuitant or a member of the Owner's or the Annuitant's Immediate Family.

     "Skilled Nursing Facility" means a facility which: is operated as a Skilled Nursing Facility according to the law of the jurisdiction in which it is located; provides skilled nursing care under the supervision of a physician; provides continuous 24 hours a day nursing service by or under the supervision of a registered graduate professional nurse (R.N.); and maintains a daily medical record of each patient.

     "Intermediate Care Facility" means a facility which: is operated as an Intermediate Care Facility according to the law of the jurisdiction in which it is located; provides continuous 24 hours a day nursing service by or under the supervision of a registered graduate professional nurse (R.N.) or a licensed practical nurse (L.P.N.); and maintains a daily medical record of each patient.

     "Hospital" means a facility which: is state licensed and operated as a hospital according to the law of the jurisdiction in which it is located; operates primarily for the care and treatment of sick or injured persons as inpatients; provides continuous 24 hours a day nursing service by or under the supervision of a registered graduate professional nurse (R.N.); is supervised by a staff of physicians; and has medical, diagnostic and major surgical facilities or has access to such facilities on a pre-arranged basis.



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     Neither "registered graduate professional nurse" nor "licensed practical nurse" includes the Owner or the Annuitant or the Owner's or the Annuitant's Immediate Family.

NOTICE AND PROOF OF CLAIM

     Written notice and proof of confinement for 30 days in a Hospital or Long Term Care Facility must be received at our Home Office prior to our waiver of surrender charges because of confinement.

CONTRACT TERMS APPLY

     This rider is attached to and made a part of the Contract. The terms of the Contract apply to the rider except to the extent they are in conflict with its terms.

WHEN RIDER ENDS

     This rider will end if the Contract terminates or is surrendered for cash.



/s/ James N. Clark                      /s/ JOHN F. BARRETT
-----------------------                 -------------------------
     Secretary                                President and
                                         Chief Executive Officer